PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 23, 2006)

7,500,000 Shares

Annaly Capital Management, Inc.

Common Stock

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On August 3, 2006, we entered into an ATM Equity Offeringsm Sales Agreement with Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, relating to shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying prospectus.

In accordance with the terms of this sales agreement, we may offer and sell shares of our common stock from time to time through Merrill Lynch as our sales agent.  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices.

Our common stock is listed on the New York Stock Exchange under the symbol “NLY.”  The last reported sale price of our common stock on August 3, 2006 was $12.71 per share.

Investing in our common stock involves risks that are described under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in the accompanying prospectus, and under the caption “Risk Factors” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, which is incorporated by reference in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Merrill Lynch will receive from us a commission of 2.00% based on the gross sales price per share for any shares sold through it as our sales agent under the sales agreement.  Subject to the terms and conditions of the sales agreement, Merrill Lynch will use its reasonable efforts to sell on our behalf any shares to be offered by us under the sales agreement.

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Merrill Lynch & Co.

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The date of this prospectus supplement is August 3, 2006

TABLE OF CONTENTS

Prospectus Supplement

Plan of Distribution

S-1

Prospectus

About this Prospectus

1

A Warning About Forward-Looking Statements

1

About Annaly Mortgage Management, Inc.

2

Risk Factors

3

Use of Proceeds

3

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

3

Description of Common Stock and Preferred Stock

4

Material Federal Income Tax Considerations

11

Plan of Distribution

29

Experts

30

Legal Matters

31

Where You Can Find More Information

31

Incorporation of Certain Documents by Reference

31

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.  We have not, and Merrill Lynch has not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and Merrill Lynch is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented.  Our business, financial condition, results of operations and prospects may have changed since such dates.

i

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, and certain statements contained in our future filings with the Securities and Exchange Commission (or the SEC or the Commission), in our press releases or in our other public or stockholder communications may not be based on historical facts and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms.  Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

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changes in interest rates;

•

changes in the yield curve;

•

changes in prepayment rates;

•

the availability of mortgage-backed securities for purchase;

•

the availability of financing;

•

changes in the market value of our assets;

•

changes in business conditions and the general economy;

•

risks associated with the investment advisory business of our wholly owned subsidiary, Fixed Income Discount Advisory Company (or FIDAC), including:

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the removal by FIDAC’s clients of assets FIDAC manages;

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FIDAC’s regulatory requirements; and

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competition in the investment advisory business;

•

changes in government regulations affecting our business; and

•

our ability to maintain our qualification as a REIT for federal income tax purposes.

For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, please see the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in the accompanying prospectus, and the risks set forth under the caption “Risk Factors” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, which is incorporated by reference in the accompanying prospectus.  We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ii

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Merrill Lynch under which we may issue and sell shares of our common stock from time to time through Merrill Lynch as our sales agent.  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices.

Merrill Lynch will offer the shares of common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Merrill Lynch.  We will designate the maximum amount of shares of common stock to be sold through Merrill Lynch on a daily basis or otherwise determine such maximum amount together with Merrill Lynch.  Subject to the terms and conditions of the sales agreement, Merrill Lynch will use its reasonable efforts to sell on our behalf all of the designated shares of common stock.  We may instruct Merrill Lynch not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction.  We or Merrill Lynch may suspend the offering of shares of common stock being made through Merrill Lynch under the sales agreement upon proper notice to the other party.

Merrill Lynch will receive from us a commission equal to 2.00% of the gross sales price per share for any shares sold through it as our sales agent under the sales agreement.  Merrill Lynch has agreed to reimburse us for certain expenses incurred in connection with the offer and sale of our shares.  The remaining sales proceeds, after deducting any expenses payable by us which are not reimbursed by Merrill Lynch and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares.

Merrill Lynch will provide written confirmation to us following the close of trading on the New York Stock Exchange each day in which shares of common stock are sold by it for us under the sales agreement.  Each confirmation will include the number of shares sold on that day, the net proceeds to us and the compensation payable by us to Merrill Lynch.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will deliver to the New York Stock Exchange copies of this prospectus supplement pursuant to the rules of the exchange.  We will report at least quarterly the number of shares of common stock sold through Merrill Lynch under the sales agreement, the net proceeds to us and the compensation paid by us to Merrill Lynch in connection with the sales of common stock.

In connection with the sale of the common stock on our behalf, Merrill Lynch may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (or Securities Act), and the compensation paid to Merrill Lynch may be deemed to be underwriting commissions or discounts.  We have agreed in the sales agreement to provide indemnification and contribution to Merrill Lynch against certain civil liabilities, including liabilities under the Securities Act.

In the ordinary course of their business, Merrill Lynch and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financial advisory or other services for us for which they have received, or may receive, customary compensation.  We have a secured repurchase credit facility with Merrill Lynch and a master interest rate swap agreement with an affiliate of Merrill Lynch.

S-1

If Merrill Lynch or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934 are not satisfied, that party will promptly notify the other and sales of common stock under the sales agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of Merrill Lynch and us.

The offering of common stock pursuant to the sales agreement will terminate upon the termination of the sales agreement, pursuant to its terms, by either Merrill Lynch or us.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Merrill Lynch under the sales agreement, will be approximately $10,000.

S-2

PROSPECTUS

Annaly Mortgage Management, Inc.

Common Stock and Preferred Stock

By this prospectus, we may offer, from time to time, shares of our:

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common stock;

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preferred stock; or

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any combination of the foregoing.

We will provide specific terms of each issuance of these securities in supplements to this prospectus.  You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

The New York Stock Exchange lists our common stock under the symbol “NLY” and our 7.875% Series A Cumulative Redeemable Preferred Stock under the symbol “NLY PrA.”

To assist us in qualifying as a real estate investment trust (or REIT) for federal income tax purposes, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

Consider carefully the risk factors in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus.

We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2006

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS

1

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

1

ABOUT ANNALY MORTGAGE MANAGEMENT, INC.

2

RISK FACTORS

3

USE OF PROCEEDS

3

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED

STOCK DIVIDENDS

3

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

4

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

11

PLAN OF DISTRIBUTION

29

EXPERTS

30

LEGAL MATTERS

31

WHERE YOU CAN FIND MORE INFORMATION ON ANNALY

31

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

31

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (or SEC) using a “shelf” registration process.  Under this process, we may offer and sell any combination of common stock and preferred stock in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information on Annaly.”

You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement.  We have not authorized anyone else to provide you with additional or different information.  You should not assume that the information in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and in the documents incorporated by reference herein or in the incorporated documents may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act).  Forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms.  Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•

changes in interest rates;

•

changes in the yield curve;

•

changes in prepayment rates;

•

the availability of mortgage-backed securities for purchase;

•

the availability and terms of financing;

•

changes in the market value of our assets;

•

changes in business conditions and the general economy;

•

risks associated with the investment advisory business of our wholly owned subsidiary, Fixed Income Discount Advisory Company (which we refer to as FIDAC), including:

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the removal by FIDAC’s clients of assets FIDAC manages;

-

FIDAC’s regulatory requirements; and

-

competition in the investment advisory business;

•

changes in government regulations affecting our business; and

•

our ability to maintain our qualification as a REIT for federal income tax purposes.

For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, please see the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this prospectus.  We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ABOUT ANNALY MORTGAGE MANAGEMENT, INC.

General

We own, manage, and finance a portfolio of investment securities, including mortgage pass-through certificates, collateralized mortgage obligations (or CMOs), agency callable debentures, and other securities representing interests in or obligations backed by pools of mortgage loans.  Our principal business objective is to generate net income for distribution to our stockholders from the spread between the interest income on our investment securities and the cost of borrowings to finance our acquisition of investment securities, and from dividends we receive from FIDAC.  We are a Maryland corporation that commenced operations on February 18, 1997.  We are self-advised and self-managed.

We have elected and believe that we are organized and have operated in a manner that enables us to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (or the Code).  Provided we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders.  Substantially all of our assets, other than FIDAC, our taxable REIT subsidiary, consist of qualified REIT real estate assets (as described in Section 856(c)(5)(B) of the Code).  We have financed our purchases of investment securities with the net proceeds of equity offerings and borrowings under repurchase agreements whose interest rates adjust based on changes in short-term market interest rates.

Stock Listing

Our common stock is traded on the New York Stock Exchange under the symbol “NLY” and our 7.875% Series A Cumulative Redeemable Preferred Stock (which we refer to as our Series A Preferred Stock) is traded on the New York Stock Exchange under the symbol “NLY PrA.”  Our 6% Series B Cumulative Convertible Preferred Stock (which we refer to as our Series B Preferred Stock) is not listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation system.

Principal Executive Offices and Telephone Number

Our principal executive offices are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.  Our telephone number is (212) 696-0100.

RISK FACTORS

  Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information On Annaly,” below.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for the purchase of mortgage-backed securities.  We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds to acquire additional mortgage-backed securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the years ended December 31,

	2005	2004	2003	2002	2001
Ratio of earnings to combined fixed charges and preferred stock dividends	0.98x	1.88x	1.99x	2.14x	1.55x

The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends (where applicable).  For this purpose, earnings consist of net income from continuing operations and fixed charges.  Fixed charges consist of interest expense and preferred stock dividends paid on our outstanding shares of Series A Preferred Stock.  For the year ended December 31, 2005, fixed charges exceeded earnings by approximately $12.5 million.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

General

Our authorized capital stock consists of 500 million shares of capital stock, par value $.01 per share.  Pursuant to our articles of incorporation, as amended, our Board of Directors has the right to classify or reclassify any unissued shares of common stock into one or more classes or series of common stock or preferred stock.  As of May 19, 2006, our Board of Directors had classified 7,637,500 unissued shares of common stock as 7,637,500 shares of Series A Preferred Stock, and classified 4,600,000 unissued shares of common stock as 4,600,000 shares of Series B Preferred Stock.  As of May 19, 2006, we had 163,328,656 shares of common stock outstanding, not including 3,047,866 shares of common stock issuable upon the exercise of options granted pursuant to our Long-Term Incentive Plan.  In addition, as of May 19, 2006, we had 7,412,500 shares of Series A Preferred Stock outstanding and 4,600,000 shares of Series B Preferred Stock outstanding.

Common Stock

All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable.  The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended.

•

Voting

Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders.

Our by-laws, as amended and restated, provide that annual meetings of our stockholders will be held each calendar year on the date determined by our Board of Directors, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or generally by stockholders entitled to cast at least 25% of the votes which all stockholders are entitled to cast at the meeting.  Our articles of incorporation, as amended, may be amended in accordance with Maryland law.

•

Dividends; Liquidation; Other Rights

Common stockholders are entitled to receive dividends when declared by our Board of Directors out of legally available funds.  The right of common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders.  If we have a liquidation, dissolution or winding up, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders.  Common stockholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to the shares of common stock.

•

Classification or Reclassification of Common Stock or Preferred Stock

Our articles of incorporation, as amended, authorize our Board of Directors to reclassify any unissued shares of common or preferred stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.

Preferred Stock

The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate.  The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended, designating terms of a series of preferred stock.  The preferred stock, when issued, will be validly issued, fully paid, and non-assessable.  Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to the series.  A prospectus supplement, relating to each series, will specify the terms of the preferred stock, as follows:

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the title and stated value of the preferred stock;

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the voting rights of the preferred stock, if applicable;

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the preemptive rights of the preferred stock, if applicable;

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the restrictions on alienability of the preferred stock, if applicable;

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the number of shares offered, the liquidation preference per share and the offering price of the shares;

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liability to further calls or assessment of the preferred stock, if applicable;

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the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

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the date from which dividends on the preferred stock will accumulate, if applicable;

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the procedures for any auction and remarketing for the preferred stock;

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the provision for a sinking fund, if any, for the preferred stock;

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the provision for and any restriction on redemption, if applicable, of the preferred stock;

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the provision for and any restriction on repurchase, if applicable, of the preferred stock;

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any listing of the preferred stock on any securities exchange;

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the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

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the terms under which the rights of the preferred stock may be modified, if applicable;

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any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

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a discussion of certain material federal income tax considerations applicable to the preferred stock;

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the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

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any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

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any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our qualification as a REIT.

Restrictions on Ownership and Transfer

To assist us in qualifying as a REIT, our articles of incorporation, as amended, prohibit anyone from acquiring or holding, directly or constructively, ownership of a number of shares of any class of our capital stock in excess of 9.8% of the outstanding shares.  For this purpose the term “ownership” generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code.

The constructive ownership provisions of Section 544 of the Code generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person.  To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above.  Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

Any transfer of shares of capital stock that would cause us to be disqualified as a REIT or that would (a) create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or (b) result in the shares of capital stock being beneficially owned (within the meaning of Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in us being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee (the “purported transferee”) will acquire no rights to those shares.  These restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Any purported transfer of shares of capital stock that would result in a purported transferee owning (directly or constructively) shares of capital stock in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute “excess securities.”  Excess securities will be transferred by operation of law to a trust that we will establish for the exclusive benefit of a charitable organization, until such time as the trustee of the trust retransfers the excess securities.  The trustee will be a banking institution designated by us that is not affiliated with the purported transferee or us.  While the excess securities are held in trust, the purported transferee will not be entitled to vote or to share in any dividends or other distributions with respect to the securities.  Subject to the 9.8% ownership limit, excess securities may be transferred by the trust to any person (if such transfer would not result in excess securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), at which point the excess securities will automatically cease to be excess securities.

Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock except the right to payment of the purchase price for the shares of capital stock on the retransfer of securities as provided above.  Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our articles of incorporation, as amended, shall be repaid to us upon demand.  If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.

All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

Any person who acquires shares in violation of our articles of incorporation, as amended, or any person who is a purported transferee such that excess securities results, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to us of such event and shall provide us such other information as we may request in order to determine the effect, if any, of the transfer on our qualification as a REIT.  In addition, every record owner of 5.0% or more (during any period in which the number of record stockholders is 2,000 or more) or 1.0% or more (during any period in which the number of record stockholders is greater than 200 but less than 2,000) or 1/2% or more (during any period in which the number of record stockholders is 200 or less) of the number or value of our outstanding shares must send us an annual written notice by January 30 stating the name and address of the record owner and the number of shares held and describing how the shares are held.  Further, each stockholder is required to disclose to us in writing information with respect to the direct and constructive ownership of shares as the Board of Directors deems reasonably necessary to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Our Board of Directors may increase or decrease the 9.8% ownership limit.  In addition, to the extent consistent with the REIT provisions of the Code, our Board of Directors may, pursuant to our articles of incorporation, as amended, waive the 9.8% ownership limit for a purchaser of our stock.  In connection with any such waiver, we may require that the stockholder requesting the waiver enter into an agreement with us providing that we may repurchase shares from the stockholder under certain circumstances to ensure compliance with the REIT provisions of the Code.  The repurchase would be at fair market value as set forth in the agreement between us and the stockholder.  The consideration received by the stockholder in the repurchase might be characterized as the receipt by the stockholder of a dividend from us, and any stockholder entering into an agreement with us should consult its tax advisor.  At present, we do not intend to waive the 9.8% ownership limit for any purchaser.

The provisions described above may inhibit market activity, and may delay, defer or prevent a change in control or other transaction and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions.  Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

Classification of Board of Directors, Vacancies and Removal of Directors

Our by-laws, as amended and restated, provide for a staggered Board of Directors.  Our by-laws, as amended and restated, provide for between three and fifteen directors divided into three classes, with terms of three years each.  The number of directors in each class and the expiration of each class term is as follows:

Class I	2 Directors	Expires 2006
Class II	2 Directors	Expires 2007
Class III	3 Directors	Expires 2008

At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office.  A classified Board of Directors may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable.  In addition, a classified Board of Directors could prevent stockholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

Our by-laws, as amended and restated, provide that any vacancy on our Board of Directors may be filled by a majority of the remaining directors.  Any individual so elected director will hold office for the unexpired term of the director he or she is replacing.  Our by-laws, as amended and restated, provide that a director may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, but only by a vote taken at a stockholder meeting.  These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Indemnification

Our articles of incorporation, as amended, obligate us to indemnify our directors and officers and to pay or reimburse expenses for them before the final disposition of a proceeding to the maximum extent permitted by Maryland law.  The Corporations and Associations Article of the Annotated Code of Maryland (or the Maryland General Corporation Law) permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  Our articles of incorporation, as amended, provide for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Maryland Business Combination Act

The Maryland General Corporation Law establishes special requirements for “business combinations” between a Maryland corporation and “interested stockholders” unless exemptions are applicable.  An interested stockholder is any person who beneficially owns 10% or more of the voting power of our then outstanding voting stock.  Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless the Board of Directors approved the transaction prior to the party becoming an interested stockholder.  The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder.  The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period.  This means that the transaction must be approved by at least:

-

80% of the votes entitled to be cast by holders of outstanding voting shares; and

-

two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

As permitted by the Maryland General Corporation Law, we have elected not to be governed by the Maryland business combination statute.  We made this election by opting out of this statute in our articles of incorporation, as amended.  If, however, we amend our articles of incorporation, as amended, to opt back in to the statute, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of the other stockholders.  Two-thirds of the shares eligible to vote must vote in favor of granting the “control shares” voting rights.  “Control shares” are shares of stock that, taken together with all other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

-

one-tenth or more but less than one-third of all voting power;

-

one-third or more but less than a majority of all voting power; or

-

a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel our Board of Directors to call a special meeting of stockholders to consider the voting rights of the shares.  If such a person makes no request for a meeting, we have the option to present the question at any stockholders’ meeting.

If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value.  We will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

-

the last control share acquisition; or

-

the meeting where stockholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights.  This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition.  Furthermore, certain limitations otherwise applicable to the exercise of dissenters’ rights would not apply in the context of a control share acquisition.  The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.  The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Transfer Agent and Registrar

Mellon Investor Services LLC, 480 Washington Blvd., Jersey City, New Jersey  07310, is the transfer agent and registrar for our stock.  Its telephone number is (800) 522-6645.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Based on various factual representations made by us regarding our operations, in the opinion of McKee Nelson LLP, our counsel, commencing with our taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our method of operating has enabled us, and will enable us to meet the requirements for qualification and taxation as a REIT.  Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations.  McKee Nelson LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements.  The opinion of McKee Nelson LLP is not binding on the Internal Revenue Service (or IRS) or any court.  The opinion of McKee Nelson LLP is based upon existing law, Treasury regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

-

The following discusses the material federal income tax considerations that relate to our qualification as a REIT and that apply to an investment in our stock.  No assurance can be given that the conclusions set out below would be sustained by a court if challenged by the IRS.  This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

-

a dealer or trader in securities;

-

a financial institution;

-

an insurance company;

-

a stockholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position; or

-

a stockholder whose functional currency is not the United States dollar.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions interpreting the Code as of the date of this prospectus.  Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

The discussion set out below is intended only as a summary of the material federal income tax consequences of our qualification as a REIT and of an investment in our stock. Taxpayers and preparers of tax returns (including returns filed by any partnership or other arrangement) should be aware that under Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, we urge you to consult your tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.  The statements of federal tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

Taxation as a REIT

We elected to become subject to tax as a REIT for federal income tax purposes effective for our taxable year ended on December 31, 1997, and we plan to continue to meet the requirements for qualification and taxation as a REIT. There can be no assurance, however, that we will qualify as a REIT in any particular taxable year given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular taxable year, we will be subject to federal income tax as a regular domestic corporation, and you will be subject to tax in the same manner as a stockholder of a regular domestic corporation. In that event, we may be subject to a substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated.  See “—REIT Qualification — Failure to Qualify” below.

So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our taxable income that we distribute currently to our shareholders. This treatment would substantially eliminate the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a regular corporation.  We will be subject to federal income tax, however, in the following instances:

1.

We will be taxed at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains (however, properly designated undistributed capital gains will effectively avoid taxation at the shareholder level).  For any taxable year, our “REIT taxable income” is our taxable income computed as though we were a “C” corporation (generally, a corporation subject to full corporate-level tax), adjusted, as provided in Section 857(b) of the Code, to account for various items, including a deduction for dividends paid.

2.

Under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

3.

If we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.  See “—REIT Qualification – Foreclosure Property” below.

4.

If we have net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), we will be subject to a 100% tax on the amount of such net income.  See “—REIT Qualification – Prohibited Transactions” below.

5.

If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but we nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to the product of (i) a fraction intended to reflect our profitability, multiplied by (ii) the greater of (a) the excess of (I) 75% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 75% gross income test, or (b) the excess of (I) 95% of our gross income (excluding gross income from prohibited transactions)  over (II) our gross income that qualifies under the 95% gross income test.

6.

If we should fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

7.

If we were to acquire assets from a “C” corporation in a transaction in which our basis in those assets was determined by reference to the “C” corporation’s basis, then the excess, if any, of the fair market value of the assets over the tax basis of the assets on the date of acquisition would be “built-in gain” and the assets would be “built-in gain assets.”  If we disposed of such built-in gain assets within the ten-year period beginning on the date of their acquisition, then we would be subject to tax at the highest regular corporate rate applicable on the built-in gain in such assets.

8.

If we recognize excess inclusion income and have shareholders who are disqualified organizations within the meaning of Section 860E(e)(5) of the Code (generally, an agency or instrumentality of the United States, any state, or any foreign government, or any political subdivision of any of the foregoing), we may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the shareholders that are disqualified organizations.  See “—Taxable Mortgage Pools” below.

REIT Qualification

Summary of Requirements Generally.  To qualify as a REIT, we must comply with the following technical requirements imposed by the Code:

1.

We must be managed by one or more directors or trustees;

2.

Shares of our stock must be transferable;

3.

We must be taxable as a domestic corporation but for the provisions of the Code applicable to REITs;

4.

We cannot be a financial institution or an insurance company subject to certain provisions of the Code;

5.

Shares of our stock must be beneficially owned by at least 100 persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

6.

No more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (defined for this purpose to include private foundations, certain unemployment compensation trusts, and portions of trusts that are permanently set aside or used for charitable purposes) at any time during the last half of our taxable year;

7.

We must meet certain other tests, described below, regarding the sources from which we derive gross income and the nature of our assets; and

8.

We generally must distribute dividends to our shareholders in an amount that at least equals 90% of our REIT taxable income, determined without regard to the dividends paid deduction and by excluding net capital gain.

We must satisfy requirements 1 through 4, inclusive, during the entire taxable year.  For purposes of applying requirement 6, stock attribution rules set forth in Section 544 of the Code treat stock owned by corporations, partnerships, or trusts as though the shareholders, partners, or beneficiaries of those entities owned such stock proportionally.  Moreover, under Section 857(h) of the Code, qualified employee pension or profit sharing trusts are not treated as individuals for purposes of requirement 6, but instead, the stock owned by such a trust is considered to be owned by the beneficiaries of the trust based in proportion to their actuarial interests in the trust.

We believe that we will meet the above-enumerated requirements 1 through 6 at all relevant times.

In connection with requirement 6, we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares.  If we comply with this requirement, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6, then we will be treated as having met requirement 6.  If we were to fail to send such annual letters, we would be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.  If we fail to send annual letters, the IRS also might require that we take further action to ascertain actual ownership of our shares, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty.  No penalty would be assessed in the first instance, however, if the failure to send the letters were due to reasonable cause and not to willful neglect.  We send letters annually in a manner that conforms to the requirements of the Code and relevant Treasury Regulations.

In addition, our charter provides restrictions regarding the transfer and ownership of shares of our stock.  These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in requirements 5 and 6 above.  The ownership and transfer restrictions are described in more detail in “Description of Common Stock and Preferred Stock – Restrictions on Ownership and Transfer.”  These restrictions, together with our compliance with the annual shareholder letter requirement described above, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described above.  If we fail to satisfy such share ownership requirements, then, unless we qualify for relief, our qualification as a REIT may terminate. See “—REIT Qualification — Failure to Qualify.”

Quarterly Asset Tests.  Generally, we must meet the following asset tests at the close of each quarter during each taxable year:

1.

At least 75% of the value of our total assets must be “qualified REIT real estate assets” (described below), government securities or cash and cash items (including receivables);

2.

No more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities,

such as agency debentures, and certain mortgage-backed securities, such as agency certificates);

3.

No more than 20% of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below); and

4.

Except for securities qualifying under the 75% asset test, securities in a taxable REIT subsidiary or “qualified REIT subsidiary,” certain partnership interests, and for purposes of clause (c) below, certain “straight” debt obligations:

(a)

we may not hold more than 5% of the value of our total assets in the securities of any one issuer;

(b)

we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

(c)

we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

The term “qualified REIT real estate assets” means assets of the type described in Section 856(c)(5)(B) of the Code, and generally include –

•

Interests in real property, including fee ownership and co-ownership of land and improvements thereon and leasehold interests and options on land and improvements thereon;

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Interests in mortgages on real property;

•

Regular and residual interests in real estate mortgage investment conduits (or REMICs) (however if less than 95% of the assets of a REMIC consists of qualified real estate assets, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of that REMIC);

•

Non-REMIC mortgage-backed securities that represent ownership interests in pools of mortgage loans;

•

Shares in other REITs; and

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Investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

A REIT may hold up to 100% of the stock of a taxable REIT subsidiary.  Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary by jointly filing a Form 8875 with the IRS.  FIDAC has filed such an election to be treated as our taxable REIT subsidiary.

As a taxable REIT subsidiary, FIDAC will pay federal income tax at the rates applicable to corporations on any income it earns. Moreover, the Code contains rules to ensure contractual arrangements between a taxable REIT subsidiary and the parent REIT are at arm’s length.  If interest accrues on an indebtedness owed by a taxable REIT subsidiary to its parent REIT, the REIT is subject to tax at a rate of 100% on the excess of (i) interest payments made by a taxable REIT subsidiary to its parent REIT over (ii) the amount of interest that would have been payable had interest accrued on the indebtedness at a commercially reasonable rate. A tax at a rate of 100% is also imposed on any transaction between a taxable REIT subsidiary and its parent REIT to the extent the transaction gives rise to deductions to the taxable REIT subsidiary that are in excess of the deductions that would have been allowable had the transaction been entered into on arm’s-length terms.  We scrutinize all of our transactions with FIDAC in an effort to ensure that we do not become subject to these taxes.  We cannot assure you, however, that we will be able to avoid application of these taxes.

If we own 100% of the stock of a subsidiary corporation for which we do not make a taxable REIT subsidiary election, the subsidiary will be a qualified REIT subsidiary.  As such, the qualified REIT subsidiary’s separate existence will be disregarded for federal income tax purposes, and its assets, liabilities, and items of income, deduction and credit will be treated as our assets, liabilities, and items of income, deduction, and credit.  Although a qualified REIT subsidiary will not be subject to federal corporate income taxation, it may be subject to state and local taxation in certain jurisdictions.

We believe that, because we own a large portfolio of agency certificates and agency debentures, we have satisfied and will be able to satisfy the asset tests for each calendar quarter.  We will manage our portfolio of assets to comply with the asset tests.

If we satisfy the asset tests at the close of any calendar quarter, but fail to meet any of the asset tests as of the close of a subsequent calendar quarter and such failure is due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests.  If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.  We will not fail the quarterly asset tests if a discrepancy exists between the value of our assets and the requirements of the asset tests if such discrepancy is attributable solely to fluctuations in the market values of our assets.

If we fail to satisfy the quarterly asset tests for any quarter, we will not lose our REIT qualification as a result of such failure if (i) we meet certain record keeping requirements concerning our assets and file a schedule describing the assets that caused the failure, (ii) our failure to comply with the quarterly asset tests at the close of any calendar quarter was due to reasonable cause and not willful neglect, (iii) we dispose of the assets that caused us to fail the quarterly asset test within six months of our discovery of the failure or such other time period as prescribed by the Department of the Treasury, or we otherwise come into compliance with the quarterly assets tests within the specified time period, and (iv) we would, but for the failure, otherwise satisfy the quarterly asset tests. Relief is also provided for certain de minimis failures of the quarterly asset tests described under “Federal Income Tax Considerations – REIT Qualification – Quarterly Asset Tests” at item 4, provided we dispose of the assets causing us to fail the asset test within six months of our discovery of the failure or such other time period as prescribed by the Department of the Treasury, or we otherwise come into compliance with the quarterly assets tests within the specified time period. In all cases, other than the case of a de minimis failure described in the preceding sentence, we will be subject to a tax equal to the lesser of (i) $50,000, or (ii) an amount to be determined under future regulations that would be based on the income generated by the assets that were not qualifying assets.

Gross Income Tests.  To qualify as a REIT, generally we must meet the following gross income tests for each taxable year:

1.

At least 75% of our gross income must be derived from the real estate sources specified in Section 856(c)(3) of the Code, including –

(a)

Rents from real property;

(b)

Interest income on obligations secured by mortgages on real property or on interests in real property;

(c)

Income derived from REMIC regular or residual interests (provided that if less than 95% of the REMIC’s assets are qualifying REIT real estate assets, determined as if we held them directly, then only a proportionate amount of the income will be qualifying income for purposes of this test);

(d)

Gain from the disposition of qualified REIT real estate assets, including mortgage loans and agency certificates (other than dispositions treated as prohibited transactions, as described below);

(e)

Income or gain from foreclosure property (as described below);

(f)

Dividends or other distributions on, and gain from the sale of, stock in other REITs;

(g)

Amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property (other than amounts that depend on the income or profits of any person); and

(h)

“Qualified temporary investment income” (generally, income we earn from investing new capital raised through equity offerings or public debt offerings with at least a five-year term, provided we receive or accrue that income within one year of acquiring such new capital).

2.

At least 95% of our gross income for each taxable year must be derived from sources of income specified in Section 856(c)(2) of the Code, which include–

(a)

The types of gross income described in paragraph 1 above;

(b)

Dividends;

(c)

Interest (such as interest on agency debentures);

(d)

Income derived from certain hedging transactions, or gain from the disposition or termination of certain hedging transactions, entered into to manage interest rate risk with respect to indebtedness incurred or to be incurred to carry real estate assets. For taxable years beginning after December 31, 2004, income derived from hedging transactions, and gain from the disposition of such transactions, shall be disregarded for purposes of the 95% gross income test, provided that such transactions were properly identified as hedging transactions under regulations issued pursuant to section 1221 of the Code and provided that such transactions were entered into to manage interest rate risk with respect to indebtedness incurred, or to be incurred, to acquire or carry real estate assets; and

(e)

Gains from the sale of stock or securities (other than sales that are prohibited transactions).

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under Section 856(c)(6) of the Code.  Such relief will be available if we could demonstrate that our failure to satisfy the tests was due to reasonable cause and was not due to willful neglect and we file a schedule describing each item of our gross income for the year in which the failure occurred.  We cannot know at this time whether we would, in all circumstances, be able to avail ourselves of the relief provided under Section 856(c)(6) of the Code.  For example, if we failed the 75% gross income test because more than 25% of our gross income represented dividends we received from FIDAC, the IRS could determine that our failure of the test would not satisfy the reasonable cause standard.  If we failed one of the tests and we were ineligible for relief, we would fail to qualify as a REIT.  Moreover, even if we qualify for relief, we will be subject to a 100% tax on an amount equal to the product of (i) a fraction intended to reflect our profitability, multiplied by (ii) the greater of (a) the excess of (I) 75% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 75% gross income test, or (b) the excess of (I) 95% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 95% gross income test.

For purposes of the gross income tests, our income includes 100% of the income earned by a disregarded entity in which we hold the sole equity interest, such as a qualified REIT subsidiary or a wholly-owned trust or limited liability company.  In addition, our gross income will include our allocable share of the income of any entity that is treated as a partnership for federal income tax purposes.

Gross income we derive from the sale of property (other than foreclosure property, as described below) that we hold for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both gross income tests.

We believe that we will be able to satisfy the 95% and 75% gross asset tests because, as explained below, the income from our agency certificates will be qualifying income for purposes of both tests and income from our agency debentures will be qualifying income for purposes of the 95% test.  We will monitor the amount of our non-qualifying income throughout the year and we will endeavor to manage our portfolio to comply with the gross income tests.

The following paragraphs discuss some of the specific applications of the gross income tests to us.

Dividends.  The dividends we receive from FIDAC or any other corporation (other than a qualified REIT subsidiary) in which we own an interest, will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test.  We intend to limit the amount of dividends we receive from taxable REIT subsidiaries so as to avoid failing the 75% gross income test.

Interest.  For purposes of both of the gross income tests, the term interest excludes any amount that is based on the income or profits of any person.  Thus, interest based on net rental income from mortgaged property would not be qualifying income.  We do not anticipate holding assets that would provide for such payments.

Generally, interest on agency certificates and other mortgage-backed certificates, including any original issue discount, market discount, prepayment premiums, late payment fees, and assumptions fees, but not any amount that represents compensation for services, will be qualifying income for purposes of both gross income tests.

Fee Income.  Any fees that we might receive as consideration for a commitment to acquire mortgage-backed certificates would represent qualifying income for purposes of both the 75% and 95% gross income tests (provided such fees are not based on the income or profits of any person).

Hedging Transactions.   Generally, for any hedging transaction that we entered into prior to December 31, 2004, to manage interest rate risk associated with having incurred indebtedness to acquire or carry real estate assets, any income or gain derived from such hedging transactions is qualified income for purposes of the 95% gross income test. For hedging transactions that we enter into after December 31, 2004, we must comply with certain identification procedures set out in Treasury regulations to ensure the status of our hedging transactions as hedges for tax purposes and, as in the past, we must hedge only risk associated with debt incurred to acquire or to carry real estate assets. Any income derived from any such properly identified transaction will not be treated as gross income for purposes of the 95% gross income test. The principal difference is that, under prior law, hedging income was qualified income for purposes of the 95% gross income test. It is now not counted as gross income for purposes of applying that test.

Rents from Real Property.  We do not intend to own any real property for the production of rental income.

Prohibited Transactions.  We will incur a 100% tax on the net income we derive from a sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of our trade or business.  We refer to each such sale as a prohibited transaction.  Although we do not intend to engage in any prohibited transactions, whether we are considered to hold an asset for sale to customers in the ordinary course of our business is a question of fact.  Section 857(b)(6)(C) of the Code sets forth certain safe harbors under which certain sales of property will not be considered to be prohibited transactions.  We will endeavor to structure any asset sales to qualify under the safe harbors.  We cannot assure you, however, that we will always be able to avoid holding assets for sale to customers in the ordinary course of business or to avail ourselves of the safe harbors.

Foreclosure Property.  Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property, that we acquire as a result of having bid in the property at foreclosure, or we otherwise reduce to ownership or possession by agreement or process of law, after there has been a default or default was imminent on a lease of such property or on indebtedness secured by such property.  We must, however, elect to treat the property as foreclosure property on or before the due date of our tax return for the year in which we acquire the property.  Moreover, property will not qualify as foreclosure property if we acquired the related mortgage loan at a time when default was imminent or anticipated, or if we obtained the mortgage loan as consideration for our disposition of property in a prohibited transaction.

Because we do not anticipate holding any whole loans, we do not anticipate acquiring any foreclosure property.

Distribution Requirements.  We generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income.  In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain.  “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).  We do not anticipate holding any assets having built-in-gain.

We are not required to distribute our net capital gains.  Rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our shareholders will (i) include their proportionate share of the undistributed net capital gains in income, (ii) receive a credit for their share of the federal income tax we pay and (iii) increase the basis in their stock by the difference between their share of the capital gain and their share of the credit.

Distribution of “Earnings and Profits” Attributable to a “C” Corporation.  To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits attributable to a “C” corporation taxable year.  We do not have any such earnings and profits nor do we anticipate acquiring any corporation in a transaction in which we would succeed to their earnings and profits.

Taxation as a REIT.  In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our taxable income or net capital gain that we distribute to our shareholders.  We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders.  Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•

85% of our REIT ordinary income for such year;

•

95% of our REIT capital gain income for such year; and

•

any undistributed taxable income for prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distributions over the amounts we actually distribute.

Failure to Qualify.  If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates.  We will not be allowed to deduct distributions to shareholders in these years, nor will the Code require us to make distributions.  In such event, we will not be allowed to designate any distributions as capital gains dividends, and you will not receive any share of our tax preference items.  In addition, distributions to most domestic noncorporate shareholders, to the extent of our current and accumulated earnings and profits, would generally be taxable at capital gains tax rates under current law.  Subject to certain limitations of the federal income tax laws, domestic corporate shareholders might be eligible for the dividends received deduction.  Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT qualification for the four taxable years following the year in which we fail to qualify.  We intend to monitor on an ongoing basis our compliance with the REIT requirements described above.  To maintain our REIT qualification, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

The 2004 Act, in addition to amending the relief provisions applicable for certain failures of the annual gross income tests and adding relief provisions for failure of the quarterly asset tests, provides relief for failures of other tests imposed as a condition of REIT qualification, as long as such failures are attributable to reasonable cause and not willful neglect.  A REIT would be required to pay a penalty of $50,000, however, in the case of each such failure.  The above-described changes apply for taxable years of REITs beginning after the date of enactment.

Taxation of U.S. Shareholders

For purposes of this discussion, a “U.S. shareholder” is a shareholder who is a “U.S. person.”  A U.S. person is a person who is:

•

A citizen or resident of the United States;

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A corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•

An estate whose income is includible in gross income for federal income tax purposes regardless of its source; or

•

A trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust before such date, and has made an election to continue to be treated as a U.S. person.

Distributions.  Unless you are a tax-exempt entity, distributions that we make to you, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes.  If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax.  To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset.

Distributions to our corporate shareholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

Generally, dividends that we pay are taxable to you at the rates applicable to ordinary income.  There are, however, three instances in which dividends we pay to you will be taxable at the rates applicable to net capital gains.  First, distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, but only to the extent such distributions do not exceed our actual net capital gain for the taxable year.  If we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss.  Second, to the extent we receive dividends from a “C” corporation, such as a taxable REIT subsidiary, we will be able to designate the dividends that we pay to you as eligible for taxation at the rate applicable to net capital gains.  Finally, to the extent we pay corporate level tax on income or gain in one year, such as the tax on built-in-gains, we can designate dividends as eligible for taxation at the rates applicable to net capital gains to the extent of the amount of such income in excess of the tax paid thereon.  Dividends described in the preceding two sentences will generally qualify to be taxed at the rates applicable to net capital gains if you hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Rather than distribute our net capital gains, we may elect to retain and pay the federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the federal income tax we pay and (iii) increase the basis in your stock by the difference between your share of the capital gain and your share of the credit.

Post Year-end Dividends.  Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year generally are treated as if we had paid, and you had received, them on December 31 of the calendar year and not on the date actually paid.  In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

Gain on Disposition.  If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in our stock, which gain or loss will be long-term if the stock is held for more than one year.  Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends you receive with respect to our stock and (2) your proportionate share of any long-term capital gains that we retain.

Failure to Qualify.  If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

•

We will not be allowed to designate any distributions as capital gain dividends;

•

Distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction and generally will be taxable to domestic non-corporate shareholders at rates applicable to net capital gains, so long as certain holding period requirements are satisfied;

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The excess inclusion income rules (which are described under “Taxable Mortgage Pools” below) will not apply to the distributions we make;

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You will not receive any share of our tax preference items; and

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Dividends that we declare in the last quarter of the calendar year but pay to you in January would not be treated as though we had paid them to you on the immediately preceding December 31.

In this event, however, we could be subject to substantial federal income tax liability as a “C” corporation, and the amount of earnings and cash available for distribution to you and other shareholders could be significantly reduced or eliminated.

Information Reporting and Backup Withholding--U.S. Shareholders.  For each calendar year, we will report to our U.S. shareholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions.  Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

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Are a corporation or come within another exempt category and demonstrate this fact when required; or

•

Provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

A U.S. shareholder may satisfy this requirement by providing us an appropriately prepared Form W-9.  If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

Backup withholding tax is not an additional tax.  Any amounts withheld under the backup withholding tax rules will be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.

Taxation of Tax-Exempt Entities

The discussion under this heading only applies to you if you are a tax-exempt entity.  Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (or UBTI), provided that:

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You have not incurred indebtedness to purchase or hold our stock;

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You do not otherwise use our stock in a trade or business unrelated to your exempt purpose; and

•

We do not distribute dividends to you that are treated as representing excess inclusion income.

In addition, a substantial portion of the distributions you receive may constitute UBTI if we are treated as a “pension-held REIT” and you are a “qualified pension trust” that holds more than 10% by value of our stock at any time during a taxable year.  For these purposes, a “qualified pension trust” is any pension or other retirement trust that satisfies the requirements imposed under Section 401(a) of the Code.  We will be treated as a “pension-held REIT” if (1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust’s multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) holds in the aggregate more than 50% of our stock by value.  Assuming compliance with the ownership limit provisions set forth in our charter, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

If you are a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal taxation under Sections 501(c)(7), (c)(9), (c)(17), or (c)(20) of the Code, respectively, then distributions received by you may also constitute UBTI.  We urge you to consult your tax advisor concerning the applicable set aside and reserve requirements.  See “Taxation of U.S. Shareholders.”

Federal Income Tax Considerations Applicable to Foreign Shareholders

The discussion under this heading only applies to you if you are not a U.S. person (hereinafter, a foreign shareholder).

This discussion is only a brief summary of the federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation.  We urge you to consult your tax advisor regarding the federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Distributions.  Except for distributions designated as capital gains dividends, distributions you receive from us generally will be subject to federal withholding tax at the rate of 30%, to the extent of our current and accumulated earnings and profits, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your U.S. trade or business.  Dividend distributions that are attributable to excess inclusion income will not be eligible for exemption from tax or any reduction in the rate of tax.  If you wish to claim the benefits of an applicable tax treaty, you will need to satisfy certification and other requirements, such as providing Form W-8BEN.  If you wish to claim that our distributions are effectively connected with your U.S. trade or business, you will need to satisfy certification and other requirements such as providing Form W-8ECI.  A distribution to a foreign partnership is treated, with some exceptions, as a distribution directly to the partners so that the partners are required to provide the required certifications.

Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock.  If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below.  If we cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the same rate as dividends.  These withheld amounts, however, will be refundable or creditable against your federal tax liability if we subsequently determine that the distribution was, in fact, in excess of our earnings and profits.  If you receive a distribution that is treated as being effectively connected with your conduct of a trade or business within the United States, the distribution will be subject to the federal income tax on net income that applies to U.S. persons generally, and may be subject to the branch profits tax if you are a corporation.

Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a U.S. real property interest, generally will not be subject to federal income taxation, unless:

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Your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

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You are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year and other requirements are met.

Distributions that are attributable to a disposition of U.S. real property interests (which term excludes interests in mortgage loans) are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980, or FIRPTA, and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption.  We do not, however, anticipate recognizing any gain attributable to the disposition of U.S. real property interests, as defined by FIRPTA.  Existing Treasury Regulations interpreting the FIRPTA provisions of the Code could be read as imposing a withholding tax at a rate of 35% on all of our capital gain dividends even if no portion of the capital gains we recognize during the year are attributable to our disposition of a U.S. real property interest. With our taxable year beginning January 1, 2005, however, a foreign investor that does not own more than 5% of our stock at any time during the taxable year will not be subject to the FIRPTA rules with respect to any of our distributions.

Gain on Disposition.  You generally will not be subject to federal income tax on gain recognized on a sale or other disposition of our stock unless:

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The gain is effectively connected with your conduct of a trade or business within the United States; or

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You are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met.

Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the federal tax on net income that applies to U.S. persons generally and may be subject to the branch profits tax if you are a corporation.  However, these effectively connected gains will generally not be subject to withholding.  We urge you to consult applicable treaties, which may provide for different rules.

Under FIRPTA, you could be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold U.S. real property interests in excess of certain thresholds and (2) fail to qualify as a domestically-controlled REIT.  We do not expect to hold U.S. real property interests in excess of the threshold.

Information Reporting and Backup Withholding Tax.  The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends.  Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker.  However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption.  A foreign shareholder may satisfy this requirement by using an appropriately prepared Form W-8BEN.

Federal Estate Taxes.  In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of his or her death, such stock will be included in the individual’s gross estate for federal estate tax purposes, unless an applicable treaty provides otherwise.

Taxable Mortgage Pools

A taxable mortgage pool is any entity (or in certain cases, a portion of an entity) other than a REMIC or a financial asset securitization investment trust that has the following characteristics:

1.

Substantially all (generally, more than 80%) of the assets of such entity consist of debt obligations and more than 50% of such debt obligations are real estate mortgages;

2.

Such entity issues two or more classes of debt obligations having different maturities; and

3.

The timing and amount of payments or projected payments on the debt obligations issued by the entity are determined in large part by the timing and amount of payments the entity receives on the debt obligations it holds as assets.

If a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT’s income will be treated as excess inclusion income and a portion of the dividends the REIT pays to its shareholders will be considered to be excess inclusion income.  You cannot offset excess inclusion income with net operating losses or otherwise allowable deductions.  Moreover, if you are a tax-exempt shareholder, such as a domestic pension fund, you must treat excess inclusion income as unrelated business taxable income.  If you are not a U.S. shareholder, your dividend distributions may be subject to withholding tax, without regard to any exemption or reduction in rate that might otherwise apply, with respect to your share of excess inclusion income.  The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to shareholders is not clear under current law.

Although we leverage our investments in agency certificates, we believe that our financing transactions do not cause any portion of our assets to be treated as a taxable mortgage pool and we do not expect that any portion of our dividend distributions will be treated as excess inclusion income.

State and Local Taxes

You may be subject to state or local taxation in various jurisdictions, including those in which you transact business or reside.  The state and local tax treatment that applies to you may not conform to the federal income tax consequences discussed above.  Consequently, we urge you to consult your tax advisor regarding the effect of state and local tax laws.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents.  Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale.  Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.  Underwriters and agents in any distribution contemplated hereby may from time to time include UBS Securities LLC.  We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.  We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement.  In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.  Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may also be sold in one or more of the following transactions:  (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.  Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.  Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.

In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us.  In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us.  In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market.  Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market.  None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our common stock is listed on the New York Stock Exchange under the symbol “NLY” and our Series A Preferred Stock is listed on the New York Stock Exchange under the symbol “NLY PrA.”  All other series of our preferred stock other than the Series A Preferred Stock and our Series B Preferred Stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange.  Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity of or trading market for any securities sold by us.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.  Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.  We have a secured repurchase credit facility with UBS Securities LLC.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on

Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP.  The opinion of counsel described under the heading “Federal Income Tax Considerations” is being rendered by McKee Nelson LLP.  This opinion is subject to various assumptions and is based on current tax law.

WHERE YOU CAN FIND MORE INFORMATION ON ANNALY

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  The public may read any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is http://www.sec.gov.  Our common stock is listed on the New York Stock Exchange under the symbol “NLY” and our Series A Preferred Stock is listed on the New York Stock Exchange under the symbol “NLY PrA,” and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005.  Finally, we also maintain an Internet site where you can find additional information.  The address of our Internet site is http://www.annaly.com.  All internet addresses provided in this prospectus or in any accompanying prospectus supplement are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our internet site is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials. Accordingly, no information in our or any of these other internet addresses is included herein or incorporated or deemed to be incorporated by reference herein.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby.  As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto.  We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information.  This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.  We have filed the documents listed below with the SEC (File No. 1-13447) under the Exchange Act, and these documents are incorporated herein by reference:

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Our Annual Report on Form 10-K for the year ended December 31, 2005 as filed on March 13, 2006;

-

Our Current Report on Form 8-K filed on April 7, 2006;

-

Our Current Report on Form 8-K filed on April 10, 2006;

-

Our Current Report on Form 8-K filed on April 21, 2006;

-

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 9, 2006;

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Description of our common stock included in our Registration Statement on Form 8-A, filed on October 6, 1997;

-

Description of our Series A Preferred Stock included in our Registration Statement on Form 8-A, filed April 1, 2004; and

-

 Description of our Series B Preferred Stock included in our Registration Statement on Form 8-A, filed April 12, 2006.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents.  All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to Investor Relations, Annaly Mortgage Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, telephone number (212) 696-0100.

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